Exhibit 99.1

CLS Holdings USA, Inc. Highlights Q3 Fiscal 2019 Results

LAS VEGAS, NV, April 16, 2019

CLS Holdings USA Inc. (OTCQB:CLSH) (CSE:CLSH.U), the “Company” or “CLS”, a diversified cannabis company operating as Cannabis Life Sciences, today highlighted its financial and operational results for the third quarter of fiscal 2019, ended February 28, 2019.

The Company generated revenues of approximately $2.4 million during the third quarter, which is an improvement of 25% over the revenues of Alternative Solutions, LLC, which was a privately held company during the comparable quarter of the previous year. Alternative Solutions was acquired by CLS Holdings USA, Inc. in June 2018. The Oasis Dispensary located in Las Vegas, Nevada generated approximately $1.4 million of this amount, up 10% when compared to the revenues it generated for Alternative Solutions, LLC during the comparable period of the previous year. Gross margin at the Oasis Dispensary for the quarter finished at 39.0%, up from 22.3% when compared to the gross margin for Alternative Solutions, LLC for the same quarter of the prior year.

Strong systemwide retail revenue for the quarter is primarily attributable to the right-sizing of the Oasis Dispensary. Management has been working to increase sales through customer focused initiatives and analyzing sales data to maximize returns on investment. While there have been one-time costs associated with reorganizing the internal structure at Oasis Dispensary, management is extremely satisfied with the team, product selection, and purchasing process that is now in place.

The City Trees brand contributed significantly to CLS’s top-line revenue growth in the quarter, generating approximately $1.0 in revenues compared to approximately $567,000 for Alternative Solutions, LLC during the comparable quarter of fiscal 2018, an 84% improvement. Gross margin for this segment also improved to 39% for the third quarter of fiscal 2019 from a gross margin for Alternative Solutions, LLC of 32.8% for the same period during the prior year. City Trees’ products are now available in 44 locations across the state of Nevada and it is becoming a well-recognized consumer brand.

Jeffrey Binder, Chairman and CEO of CLS Holdings USA, Inc. stated: “I want to thank all of the Company’s employees who made it possible for these improved results since CLS acquired Alternative Solutions (Oasis and City Trees).”

In addition to growing revenue and increasing gross margins at its existing Oasis and City Trees locations, the Company expects to close on its CannAssist cultivation opportunity in June 2019 and on its In Good Health medical dispensary in November of 2019. The Company has invested substantial funds into the medical dispensary, which has allowed for its expansion and improved development. Both sites represent exponential revenue potential, especially given their location in Massachusetts.

Full financial results for CLS’ third quarter are set forth in its Form 10-Q, which has been filed with the Securities Exchange Commission and is available on the SEC’s EDGAR service at www.sec.gov.

About CLS Holdings USA, Inc.

CLS Holdings USA, Inc. (CLSH) is a diversified cannabis company that acts as an integrated cannabis producer and retailer through its Oasis Cannabis subsidiaries in Nevada, and plans to expand to other states.

CLS stands for "Cannabis Life Sciences," in recognition of the Company's patented proprietary method of extracting various cannabinoids from the marijuana plant and converting them into products with a higher level of quality and consistency. The Company's business model includes licensing operations, processing operations, processing facilities, sale of products, brand creation and consulting services.

http://www.clsholdingsinc.com
Twitter: @CLSHusa

About Oasis Cannabis

Oasis Cannabis has operated a cannabis dispensary in the Las Vegas market since dispensaries first opened in Nevada in 2015 and has been recognized as one of the top marijuana retailers in the state. Its location within walking distance to the Las Vegas Strip and Downtown Las Vegas in combination with its delivery service to residents allows it to efficiently serve both locals and tourists in the Las Vegas area. In February 2019, it was named “Best Dispensary for Pot Pros” by Desert Companion Magazine.

In August 2017, the company commenced wholesale offerings of cannabis in Nevada with the launch of its City Trees brand of cannabis concentrates and cannabis-infused products.

http://oasiscannabis.com

About City Trees

Founded in 2017, City Trees is a Nevada based cannabis cultivation, production and distribution company. Offering a wide variety of products with consistent results, City Trees is one the fastest growing wholesale companies in the industry. Its products are now available at 33 dispensaries.

https://citytrees.com

Forward Looking Statements

This press release contains certain ''forward-looking information'' within the meaning of applicable Canadian securities legislation and ''forward-looking statements'' as that term is defined in the Private Securities Litigation Reform Act of 1995 (collectively, the ''forward-looking statements''). These statements relate to anticipated future events, future results of operations or future financial performance, and anticipated growth, including the timing of anticipated construction and implementation of our expansion plan. These forward-looking statements include, but are not limited to, statements relating to whether and when certain transactions will be completed, including the proposed In Good Health acquisition and the CannAssist joint venture. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "intends," "expects," "plans," "goals," "projects," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements, including, but not limited to, the risk that the conditions precedent contained in the agreements for the acquisition of In Good Health and CannAssist are not satisfied. We cannot guarantee future results, levels of activity or performance and we cannot guaranty that the proposed transactions described in this press release will occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered together with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. See CLS Holdings USA filings with the SEC and on its SEDAR profile at www.sedar.comfor additional details.

Contact Information
Corporate:
Chairman and CEO
Jeff Binder
jeff@clsholdingsinc.com
888-438-9132

Investors:

Deborah Honig

Adelaide Capital Markets

647-203-8793

Deborah@adelaidecapital.ca